Exhibit 3.1

ARTICLES OF AMENDMENT

OF

CORRECTIONS CORPORATION OF AMERICA

The undersigned, being duly authorized to execute and file these Articles of Amendment of Corrections Corporation of America, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation desires to amend its charter as currently in effect.

SECOND: The charter is hereby amended by deleting Article FIRST in its entirety and inserting the following in place thereof:

FIRST: The name of the corporation (which is hereinafter called the “Corporation”) is:

CoreCivic, Inc.

THIRD: The foregoing amendment was unanimously approved by the entire board of directors and the amendment is limited to a change expressly authorized by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, those matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President on this 9th day of November 2016.

ATTEST:	CORRECTIONS CORPORATION OF AMERICA

Scott D. Irwin Secretary	Damon T. Hininger President and Chief Executive Officer

CUST ID: 0003482065

WORD ORDER: 0004698642

DATE: 11-09-2016 10:47 AM

AMT. PAID: $1,172.00